MANAGER LETTER


         THIS MANAGER LETTER (the "Letter") is entered into this 5th day of December, 2000 by and between MINING SERVICES INTERNATIONAL CORPORATION, a Utah corporation (the "Company"), and WADE L. NEWMAN ("Manager").

         WHEREAS, the Company desires to sell certain of its assets pursuant to that certain Asset Purchase Agreement (the "Agreement") by and among Union Espanola de Explosivos S.A., a Spanish S.A. ("UEE-Spain"), Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ("UEE-MSI"), UMSI Acquisition Co., a Delaware corporation (together with UEE-Spain and UEE-MSI, collectively known as "UEE") and the Company, dated November 30, 2000 (the "Transaction").

         WHEREAS, Manager has agreed that in order to facilitate the completion of the Transaction and to induce UEE to enter into the Transaction, he will become an employee of UEE, and enter into an agreement related to such employment satisfactory to UEE.

         Accordingly, the parties agree as follows:

         1. Effective Date. This Letter will become effective only upon the occurrence of the later of the following events (the date such later event occurs to be known as the "Effective Date"): (i) the Closing of the Transaction, as that term is defined in Section 1.1 of the Agreement (the "Closing"); and
(ii) Manager entering into the employ of UEE and executing the agreements required by UEE to become an equity holder in UEE-MSI.

         2. Purchase of the Company's Shares. The Company hereby agrees, that upon the Closing Date and in connection with the Closing, if all other conditions to the Closing have been satisfied, that in consideration and as inducement for Manager entering into an agreement of employment with UEE in order to facilitate the consummation of the transaction between the Company and UEE, and in consideration for Manager waiving rights in contracts and agreements between Manager and the Company and releasing potential claims of the Manager against the Company as stated herein, and for other good and valuable consideration, the Company will purchase 3,000 shares of the Company's common stock held by Manager, for FOUR DOLLARS ($4.00) per share in readily available funds, for a total consideration of TWELVE THOUSAND DOLLARS ($12,000). In connection with the sale of the Company's shares to the Company, Manager and Manager's spouse, where applicable, must be available to effectively endorse stock certificates, or have made arrangements satisfactory to the Company for the transfer of the stock certificates.

         3. Deferred Compensation. The parties acknowledge that UEE has agreed to pay a certain "deferred compensation" to Manager, pursuant to terms and conditions established between UEE and Manager. Manager hereby acknowledges that UEE is solely responsible for any "deferred compensation" obligation, and Manager hereby waives any claim against the Company in connection therewith.

         4. Termination of Existing Contracts, Arrangements and Agreements.

         (a) Manager hereby agrees that all agreements, arrangements and contracts, whether written or oral, relating to Manager's current employment or service on behalf of or for the benefit of the Company in any capacity, or any of its subsidiaries and affiliates, including, without limitation: all compensation arrangements, all stock option or stock purchase agreements of any kind, future participation in any employee benefit plan (including any 401(k) or retirement plans) or insurance agreement, all agreements regarding any automobiles or automobile use (except to the extent such agreements are expressly assumed by UEE), and any and all employment agreements, golden parachute agreements, etc. shall be terminated as of the Closing Date, as that term is defined in Section 1.1 of the Agreement (the "Closing Date"). Manager covenants and agrees that he will not enter into any agreement, arrangement or contract inconsistent with this Letter.

         (b) Notwithstanding the foregoing, the Company acknowledges that Manager is entitled to receive any compensation he has accrued and which is payable to him as an employee of the Company through the Closing Date. Manager is further entitled to receive any other benefits he is entitled to under the Company's employee benefit plans that are determined to be accrued or vested and owed to him through the Closing Date, except for those benefits being assumed by UEE, which shall become the sole obligation of UEE. All confidentiality agreements of any kind between Manager and the Company or any of its subsidiaries or affiliates in relation to any of the business of the Company that is being retained continues in full force and effect according to the terms of such agreement. Manager is entitled to be indemnified by the Company in accordance with the Company's bylaws, as those Bylaws exist as of the date of this Letter, against any claims brought by any third party relating to the Manager's employment by the Company as of the Closing Date. Similarly, to the extent that a claim by a third party for actions by the Manager occurring prior to the Closing Date is determined to be covered under a directors and officers insurance policy of the Company, Manager is entitled to the protection afforded him under that policy.

         5. Release of Claims. Except as necessary to enforce the terms of this Letter, including, without limitation, the provisions of Section 4(b), Manager hereby releases, and covenants not to sue, the Company and its respective officers, directors, stockholders, partners, members, affiliates, representatives, trustees, agents, employees, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and the Company hereby releases, and covenants not to sue, the Manager and the Manager's attorneys, executors, heirs, and assigns, all to the maximum extent permitted by law from any and all manner of claims, demands, causes of actions, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which he has or may have for any period prior to the Closing Date arising out of Manager's employment by the Company, including, but not limited to, any claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, and all other federal, state and local laws, and any claim for attorneys' fees or costs incurred in pursuing any legal claim. Notwithstanding the foregoing, no party shall be released from any claim that is based on the fraudulent conduct of that party.

         6. Manager Conduct and Confidentiality. As an agreed upon material term of this Letter, Manager covenants and agrees that he shall not, under any circumstance or to any person, including employees or persons affiliated with UEE in any manner, make any disparaging remarks about the Company, any of its shareholders or members of its board of directors, or any retained business of the Company, including the West Africa Chemicals ("WAC") operations. Except as required by applicable law, Manager further covenants and agrees to completely refrain from saying or doing anything that could in any way hold any of the previously named parties up to disrepute in the eyes of any other person or entity or that could in any way interfere with the current or future business plans or activities of such named parties. Except as required by applicable law, Manager agrees to hold confidential and not reveal to any person, including any employee or person affiliated with UEE in any manner, under any circumstance or for any reason, any information related in any way to the retained business and assets of the Company, including the WAC operations. Notwithstanding the previous sentence, Manager agrees to act in accordance with that certain technology licensing agreement entered into by and between UEE and/or the Company and WAC, and to comply with all provisions therein, including those regarding information transfer. Manager covenants and agrees that he will abide by the terms of this Section 6 both during his employment with the Company or UEE and after the termination of the employment relationship with either the Company or UEE for any reason.

         7. Securities Representations. The purchase of the common stock by the Company is being conducted in reliance on an exemption from the registration requirements of federal and state securities laws. Manager has been involved in the negotiation and documentation of a proposed transaction between the Company and UEE and is familiar with the terms and conditions of that transaction. Manger is represented by independent counsel and has been given the opportunity to seek any additional information from the Company concerning the transaction and the purchase of the common stock by the Company. The Manager is making the decision to sell the common stock for his own personal reasons and based on his own independent determination of the fairness of the consideration and acknowledges that the trading price of the common stock may be greater than or less than the price set forth in this Agreement in the future, either at the Closing Date or thereafter.

         8. Other Provisions.

         8.1 Entire Agreement. This Letter contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         8.2 Waivers and Amendments. This Letter may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         8.3 Governing Law; Venue. This Letter shall be governed and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such State. The parties submit themselves to the jurisdiction of the Federal and state courts located in Utah and agree to commence any lawsuit arising under or relating to this Letter in such courts.

         8.4 Assignment. This Letter, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party, except that the Company may assign this Letter to any of its subsidiaries or affiliates without Manager's consent provided such assignment does not diminish any of Manager's duties, positions, benefits, rights or obligations hereunder.

         8.5 Counterparts. This Letter may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.6 Headings; Interpretation. The headings in this Letter are for reference purposes only and shall not in any way affect the meaning or interpretation of this Letter. The use of the word "including" in this Letter shall be construed to mean "including without limitation."

         8.7 Joint Preparation. Manager and the Company agree that this Letter is the product of joint negotiation and drafting, and both parties have had the opportunity to consult with counsel regarding its provisions.





                           (Intentionally Left blank)

         IN WITNESS WHEREOF, the parties have executed this Letter as of the date first above written.

                                    MINING SERVICES INTERNATIONAL CORPORATION
                                            a Utah corporation


                                    By: /s/___________________________________
                                    Name: John T. Day
                                    Title: President




                                    _______/s/________________________________
                                    Wade L. Newman, an individual